                                                                    Exhibit 10.8

                             AT&T WIRELESS SERVICES

                         VALUE ADDED RESELLER AGREEMENT

        AT&T Wireless Services National Accounts, Inc., as agent for certain of its wireless telecommunications operating Affiliates, ("AT&T"), and the Customer, as more specifically designated below, hereby agree that Customer's acquisition of services from AT&T for resale and other permitted uses will be pursuant to the terms and conditions as provided in this Agreement.

A.      CUSTOMER:

NAME OF CUSTOMER: OpenSky

ADDRESS OF CUSTOMER: 299 California Ave, Palo Alto, CA, 94301

TELEPHONE NUMBER: 650 473-9700

FAX NUMBER: 650 323-6785

PRINCIPAL CONTACT PERSONS: Barak Berkowitz, President, Patrick McVeigh, Chairman and CEO

B.      DESCRIPTION OF AGREEMENT.

Customer would like to receive cellular digital packet data communications service ("Service") from AT&T for Customer's distribution of certain value-added communications services to its End Users. AT&T wishes to provide Service to Customer based upon the value-added communications services provided by Customer to its End Users in accordance with the terms and conditions of this Agreement.

C.      EFFECTIVE DATE.

The Effective Date of this Agreement is the date of Commercial Launch, as defined below.

D.      TERM.

This Agreement commences on the Effective Date and remains in effect for one year after the date of Commercial Launch, automatically renewing for successive one-year renewal terms, unless terminated as described in the "Additional Terms and Conditions" portion of this Agreement.

E.      EXHIBITS AND SCHEDULES


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               EXHIBIT A-APPLICATION

               EXHIBIT B-SERVICE AREA

               EXHIBIT C-SERVICE PLAN

               EXHIBIT D-END USER DISCLOSURES

All Exhibits and Schedules are attached hereto and incorporated into this Agreement by this reference.

F.      ADDITIONAL TERMS AND CONDITIONS

        In consideration of the mutual promises contained in this Agreement, the parties, and their successors and permitted assigns hereby agree as follows:

SECTION 1. DEFINITIONS

        1.1 AFFILIATE means, with respect to any entity, any other entity that directly Controls, is Controlled by or is under common Control with the first entity.

        1.2 APPLICATION means the combination of the Service and Customer's value-added communications services provided to its End Users. The Application is more specifically described in Exhibit A hereto.

        1.3 COMMERCIAL LAUNCH means the date agreed to by AT&T and Customer as the date that the Application will be available for a beta test of up to 5000 End Users.

        1.4 CONTROL (and all conjugations thereof) means, with respect to any entity, the direct or indirect possession of the power to direct the management and policies of such entity.

        1.5 CUSTOMER EQUIPMENT means all equipment (other than equipment comprising portions of AT&T's CDPD network) necessary to enable Customer or its End Users to receive the Service including but not limited to Customer's network facilities, and Customer's and End User's Wireless Data Units.

        1.6 END USER means an individual or entity obtaining access to Service from Customer.

        1.7 EVENTS OF DEFAULT means the following:

               (i) the execution of any assignment for the benefit of creditors or the filing for relief by either party under any applicable bankruptcy, reorganization, moratorium, or similar debtor relief laws;


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

               (ii) the appointment of a receiver for Customer or AT&T or for substantially all of their respective assets or properties;

               (iii) the failure of either party to pay any sum owed to the other hereunder at the time such amount comes due;

               (iv) the failure of either party to perform or observe any other term, condition, or covenant to be performed by it under this Agreement;

               (v) the commission of any major felonies by or the filing of criminal indictment by government authorities against a party, its proprietors, partners, officers, directors or shareholders (to the extent such individuals control in the aggregate or individual 20% or more of the voting rights or equity interests of such party);

               (vi) the furnishing, within a 12-month period, by Customer to AT&T of two or more checks that are not paid when presented due to insufficient funds;

               (vii) an unauthorized assignment of this Agreement; and

               (viii) failure by Customer to meet the eligibility requirements and all terms and conditions of each Service Plan selected by Customer.

Upon the occurrence of any of these Events of Default, a party shall be deemed to be in default of this Agreement, unless such Event of Default is cured within any applicable cure period identified in Section 10.2.

        1.8 NUMBER means, for each End User, the AT&T network equipment identifier ("NEI") or mobile identification number ("MIN") assigned to Customer for that End User to obtain access to Service.

        1.9 SERVICE means the CDPD and associated support services provided to Customer by AT&T as set forth in this Agreement.

        1.10 SERVICE AREA means that area in which Service is made available to Customer by AT&T. The current Service Area is set forth in Exhibit B, which Exhibit B may be amended by AT&T from time to time. The Service Area consists of AT&T Markets and Non-AT&T Markets as identified in Exhibit B.

        1.11 SERVICE PLAN means the rates and other terms and conditions under which Customer purchases Service from AT&T. The current Service Plan(s) are set forth in Exhibit C, which Exhibit C may be amended by AT&T from time to time as provided in Section 5.1.

        1.12 SUBSCRIBER means any person or entity purchasing Service from AT&T, including Customer.

        1.13 SUBSCRIPTION FRAUD means using or assisting another to use any fraudulent scheme, false representation, or false credit device, or other fraudulent means or devices in connection with Service; including, but not limited to, the fraudulent production of information regarding a person's identity or the use of unauthorized credit.


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

        1.14 UNAUTHORIZED ACCESS means any unauthorized use of Service through the modification of the electronic serial number ("ESN") originally installed by the manufacturer in a Wireless Data Unit which shall include the practices generally referred to as "counterfeiting," "cloning fraud," or "tumbling fraud".

        1.15 WIRELESS DATA UNIT means the equipment used to originate or receive wireless data transmissions, including but not limited to personal digital assistants and wireless modems.

SECTION 2. THE SERVICE

        2.1 PROVISION

               2.1.1 AT&T shall provide and Customer agrees to purchase Service as provided in this Agreement. Customer acknowledges that Service is provided by AT&T directly and through agreements with other carriers; and that AT&T cannot control the quality of the services when provided through an agreement with another carrier. AT&T shall use commercially reasonable efforts to provide the Service in a manner using the reasonable care and skill of a competent telecommunications services provider.

               2.1.2 Service provided pursuant to this Agreement will be provided only upon the request of Customer's authorized representatives and not by End Users, and only in connection with the Application.

               2.1.3 Customer is not authorized under this Agreement to use the Service independent of the Application or in conjunction with any other value added communications services unless Exhibit A is amended to include such other value added communications services.

        2.2 SUPPORT SERVICES. AT&T will provide to Customer, and not directly to End Users, network monitoring, technical assistance and trouble-shooting support of the Service as described in AT&T's Support Procedures provided to Customer by AT&T from time to time. Customer will cooperate with AT&T in any troubleshooting of the Service and Customer Equipment required to maintain the efficient operation of the Service.

        2.3 NUMBERS. Customer may order Numbers by complying with AT&T's procedures for ordering Numbers. Additional Numbers will be issued to Customer provided Customer is not in default hereof, and subject to any requirements for a security deposit. AT&T may periodically be required for system or other reasons to change any of Customer's Numbers. AT&T will, whenever possible, give Customer prior written notice of such change. AT&T will use its best efforts to minimize such changes.

        2.4 USE

               2.4.1 Customer shall use and resell the Service for lawful business purposes and only in connection with the Application.


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

               2.4.2 AT&T is obligated only to Customer, with which it is in privity of contract, and not to End Users, with whom AT&T is not in privity. End Users are not to be deemed third-party beneficiaries of this Agreement.

               2.4.3 Customer is solely responsible for all risks and expenses incurred with its provision of the Service and the provision of the Application to End Users. Except as provided in Section 20.3, Customer will pay AT&T for all charges for Service used by Customer or its End Users or third parties using a Number assigned to Customer. In connection with such activities, Customer will act in all respects for its own account and will be responsible for such things as credit verification, deposits, billing, collection, and bad debt.

               2.4.4 Customer will disclose to End Users the provisions set forth in Exhibit D in substantially the form set forth therein.

               2.4.5 Customer is responsible for all End User support regarding all aspects of End Users' use of the Service (whether arising in connection with hardware, software or Service), including but not limited to issues relating to modems, protocol stacks, software configuration and setup, usability issues, Service activation, Service coverage, billing, and any and all other aspects of technical services and customer care. This includes, but is not limited to, Customer taking the End Users' calls and using reasonable commercial efforts to remedy any Customer or End User-identified problem without AT&T's participation. Customer will report a problem to AT&T only upon reasonable verification that the problem is due to reasons other than misuse, malfunction or the failure of the Customer Equipment to meet the technical standards for compatibility with the Service, or failure of the End User to understand how to use the Service.

        2.5 CONTINUING RIGHT. AT&T will have the continuing right to market and sell the Service and any other communications services to any third parties, including but not limited to current, future and potential End Users, and to communicate with such third parties, including but not limited to with respect to Customer's performance hereunder.

        2.6 PROCEDURES. Customer will comply with AT&T's policies and procedures for obtaining Numbers, for configuring and programming Customer Equipment, and for activating or deactivating Service with respect to any End User. AT&T may from time to time modify these policies and procedures by giving Customer written notice of such modification.

        2.7 SERVICE AREA. The Service is available only to properly configured Wireless Data Units within the Service Area and is subject to (i) transmission limitations caused by atmospheric, topographical or other conditions affecting transmission; (ii) equipment modifications, repairs and other similar activities necessary for the proper or improved operation of the Service; (iii) equipment failures beyond AT&T's reasonable control; and (iv) Customer Equipment limitations.

        2.8 INTERRUPTIONS. The Service may be temporarily refused, limited, interrupted or curtailed due to governmental regulations or orders, system capacity limitations or equipment maintenance, repair, modifications, upgrades or relocation. AT&T will notify Customer of scheduled network outages, and will attempt to notify Customer of unscheduled network outages that are expected to last more than four (4) hours and that may affect the Service.


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        2.9 LIMITATIONS ON USE. Customer and its End Users will comply with any limitations on use of Service contained in the Service Plan. AT&T reserves the right to audit use of Service to determine conformance with any limitation on use. In the event AT&T determines in its sole discretion that usage does not conform to such limitation on use, AT&T may terminate this Agreement.

SECTION 3. INTERCONNECTION

        Customer will be required to obtain and pay for any interconnection services required to connect Customers or End Users' facilities to AT&T's network. Customer will follow AT&T policies and procedures for such connections.

SECTION 4. CUSTOMER EQUIPMENT

        Customer will be responsible for the acquisition, programming, installation, maintenance and repair of all Customer Equipment. Customer will ensure that all Customer Equipment is technically and operationally compatible with the Service and meets all applicable federal and state laws, rules and regulations. Customer may not associate a Number with more than one Wireless Data Unit.

SECTION 5. RATES

        5.1 AT&T is willing to offer the Service Plan to Customer based upon, among other things, the commitments given by Customer under this Agreement and Customer's ability and commitment to provide the value-added communication services as described in Exhibit A.

        5.2 Customer will pay AT&T for Service provided to Customer and its End Users in accordance with the applicable Service Plan.

        5.3 SPECIAL OFFERS. Unless the Service Plan provides otherwise, Customer will not be entitled to participate in any promotions or have access to rewards, free usage, special Subscriber offerings, equipment, warranty and insurance packages, and other features provided to other Subscribers.

SECTION 6. EXCLUSIVITY

        6.1 ADVERTISING. For a period from the Effective Date to five months after Commercial Launch, Customer shall not advertise or promote the Application, either directly or indirectly, in a way which associates the Application in any manner with competitors of AT&T other than to the extent necessary to explain coverage in areas not served by AT&T.

        6.2 ACTIVATIONS. With respect to all End Users obtained by Customer within an AT&T Market, Customer will assign such End Users a Number provided by AT&T.

SECTION 7. CUSTOMER'S IDENTIFICATION OF AT&T SERVICE

        7.1 IDENTIFICATION AS VALUE ADDED RESELLER. Customer will identify itself in marketing and collateral describing the Service according to the graphic standards and guidelines as published by


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

AT&T from time to time. AT&T may modify these graphic standards and guidelines from time to time upon written notice to Customer.

        7.2 AT&T APPROVAL. All uses of any AT&T Marks (as defined in Section 19 below) by Customer must be approved in advance by AT&T Customer will be responsible to ensure that all advertising and promotional activities conducted by Customer will comply with all applicable laws, whether or not such advertising was reviewed or approved by AT&T.

        7.3 QUARTERLY MEETINGS. The parties will meet once each calendar quarter to review Customer's planned use of AT&T Marks during the next calendar quarter and to coordinate the parties' use of AT&T Marks. Customer will be responsible for scheduling these meetings.

        7.4 OBLIGATIONS UPON TERMINATION. Customer will immediately upon termination of this Agreement either destroy all material referencing AT&T or containing AT&T Marks, or will remove all references to AT&T or AT&T Marks contained in such material.

SECTION 8. MARKETING FUNDS


        8.1 AMOUNT OF FUNDS. AT&T will make available to Customer up to $10,000,000 in marketing funds to finance certain marketing activities approved in advance by AT&T.

               8.1.1 After the Application has been tested and accepted by AT&T, AT&T will make the first $5,000,000 available to Customer to be used for activities which advertise or promote the launch of the Application.

               8.1.2 AT&T will make the second $5,000,000 available to Customer after Customer has obtained 5,000 End Users on AT&T's Numbers. These funds will be used for activities that advertise or promote the Application.

        8.2 USE OF FUNDS. The marketing funds made available by AT&T will be used for activities that have been approved by AT&T and which include a prominent display of AT&T's Marks (as defined in Section 19 below). These funds may not be used by Customer to subsidize the price of any Wireless Data Units for End Users. These funds must be directed to potential End Users within AT&T Markets, provided that internet and national (as agreed by AT&T) marketing efforts shall be deemed to be directed to potential End Users within AT&T Markets.

               8.2.1 CUSTOMER FUNDS. During the term of this Agreement and at the times that AT&T contributes marketing funds, Customer will contribute an equal amount of funds for similar marketing activities; provided that funds contributed by Customer may be used to subsidize the price of Wireless Data Units for End Users.

        8.3 ACCESS TO FUNDS. To access the marketing funds described in this section, Customer must submit a request for the funds, together with a description of the activities to be funded and a budget of the costs of the activities. AT&T will use reasonable efforts to respond to each such request


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

within 10 days of receipt. Upon approval of the activities and the budget by AT&T, Customer may have access to the amount approved, which shall be provided by AT&T promptly after such approval. Customer may begin submitting requests for funds at any time after the Effective Date.

        8.4 REPORTS. Customer will provide a quarterly report of the activities funded by the marketing funds, including a report of money actually spent on the activities.

        8.5 AUDIT. From time to time, AT&T may request an audit as to Customer's use of marketing funds. Upon reasonable notice from AT&T, Customer shall make available to AT&T or AT&T's representative books and records sufficient to verify the amount of Customer's expenditures, the items or services purchased by the funds, and the publication, broadcast or occurrence of the activities so funded.

        8.6 TERMINATION AND REPAYMENT OF FUNDS. In the event that the Agreement is terminated for any reason prior to the end of its term, AT&T will not be responsible for the payment of any marketing funds described in this Section for any activities which have not been approved as of the termination date. Further, in the event that this Agreement is terminated for any reason prior to the end of its term, any marketing funds for which expenditures have not been approved by AT&T shall revert to AT&T.

SECTION 9. INVOICES, PAYMENTS, TAXES AND SECURITY DEPOSITS

        9.1 INVOICES. AT&T will provide Customer written invoices on a monthly basis. Customer shall pay all charges associated with Service.

        9.2 PAYMENT. Customer will pay each invoice within thirty (30) days following the invoice date. Any payment not received within such time will accrue interest at the lesser of one and one-half percent (1.5%) per month or the maximum lawful rate. Additional fees will be assessed for any check returned for insufficient funds. Customer is responsible for payment of and shall pay all charges for Service furnished under this Agreement.

        9.3 BILLING ADJUSTMENTS. In the event of a total Service outage ("outage") within the portion of the Service Area associated with any Number which is not caused by the Customer or its End User, and which lasts for a period of twenty-four (24) hours or more, a credit allowance will be made at Customer's request in the form of a pro rata adjustment of the fixed charges billed by AT&T to Customer with respect to such Number. Periods of discontinuous outage, where the outage is separated by over 2 hours of service may not be accumulated in determining if an outage has continued for at least twenty-four
(24) hours. In order to receive such credit, Customer must submit a written request to AT&T, stating the date and location of the outage, the Numbers affected, and such other information as AT&T may reasonably require. Such notice must be received by AT&T within ten (10) business days following the last date of the period of outage. Except as provided herein, AT&T shall incur no liability for outages.

        9.4. DISPUTED CHARGES.

               9.4.1 PROCEDURE TO DISPUTE CHARGES. Customer shall timely pay any undisputed charges. As a prerequisite to disputing any charges, Customer must
(i) notify AT&T in writing within


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

five (5) business days of the due date of a bill that Customer disputes certain charges, (ii) advise AT&T of the basis of its dispute, and (iii) provide AT&T with such documentation as it may have to support its position. Within thirty
(30) business days thereafter, AT&T shall provide Customer with a written response supported by documentation. If AT&T's response indicates a continuing dispute, within ten (10) business days thereafter, Customer and AT&T shall meet in a good faith effort to resolve the billing dispute. Any dispute not resolved within thirty days of AT&T's response may be submitted by either party to arbitration.

        9.4.2 LOSS OF WIRELESS DATA UNIT. In the event Customer's or an End User's Wireless Data Unit is lost, stolen, or otherwise absent from Customer's or the End User's possession or control, Customer shall nevertheless be liable for all charges attributable to the Number assigned to such Wireless Data Unit until it notifies AT&T during business hours of such loss, theft, or unauthorized absence, in which case, Customer's liability therefor shall terminate at the earlier of (i) deactivation of the Number by AT&T, or (ii) the end of one (1) business hour after such notification is received by AT&TAT&T shall use reasonable efforts, taking into account all circumstances which shall include other operational demands placed upon its employees, to deactivate Service to the Number affected as soon as practicable.

        9.5 TAXES. Customer will pay all applicable federal, state and local sales, use, public utilities, gross receipts or other taxes, fees, or recoveries imposed on AT&T as a result of this Agreement (collectively, "Taxes") (other than taxes imposed on the net income of AT&T). Customer will submit certificates of resale for federal excise tax and as required for the states in which it will resell Service. Customer is responsible for collecting from its End Users and paying all Taxes associated with its provision of Service and the Application. Customer will reimburse AT&T for any such Taxes paid by AT&T on Customer's behalf.

        9.6 SECURITY DEPOSITS. In the event that Customer is more than thirty
(30) days late on any three consecutive payments, AT&T may require Customer to provide it with a cash deposit or other security reasonably acceptable to AT&T based upon AT&T's assessment of Customer's creditworthiness.

SECTION 10. TERMINATION

        10.1 TERMINATION AT END OF TERM. Either party may terminate this Agreement by providing the other party with written notice of termination at least ninety (90) days prior to the end of the then current term.

        10.2 TERMINATION UPON DEFAULT. Upon an Event of Default which the defaulting party fails to cure within thirty (30) days following its receipt of written notice from the non-defaulting party the non-defaulting party, in addition to any other remedies it may have at law or in equity (including the right to recover or resolve any actual or potential damages to or claims against a party during any notice period), may terminate this Agreement without further notice after expiration of any additional time to cure the default as provided in the notice to the defaulting party.


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        10.3 TERMINATION FOR GOVERNMENTAL REASONS. AT&T may terminate this
Agreement immediately and without penalty upon written notice to Customer if the Federal Communications Commission, any other regulatory agency, legislative body, or court promulgates any rule, regulation, judgment or order that prohibits or substantially impedes (in effect or application) AT&T from fulfilling its obligations hereunder. AT&T will notify Customer promptly following AT&T's determination that an event permitting termination under this Section has occurred.

        10.4 SURVIVAL. Any and all provisions of this Agreement that may reasonably be interpreted or construed as surviving termination or which may be necessary or convenient for a party to effectively enforce the terms of this Agreement will survive the termination of this Agreement.

        10.5 PAYMENT UPON TERMINATION. Upon termination of this Agreement for any reason, all amounts owing to AT&T hereunder will become due and payable and AT&T reserves the right to offset or deduct any amounts due from Customer against security deposits or other funds due to Customer.

SECTION 11. FORCE MAJEURE

        Neither party will be liable for any loss, damage, cost, delay or failure to perform resulting from causes beyond its reasonable control including, but not limited to, acts of God, fires, floods, earthquakes, strikes, insurrections, governmental orders, riots, lightning or storms, or delays of suppliers or subcontractors for the same causes.

SECTION 12. INDEMNIFICATION AND INSURANCE

        12.1 INDEMNITY. Customer and AT&T each hereby agree to defend, indemnify, and hold harmless each other and each other's Affiliates, and their former, current, and future officers, directors, employees, agents, successors, and assigns, from and against any claims, costs, and expenses, including punitive damages, court costs, and reasonable attorneys' and expert witness' fees before and at trial and on appeal (collectively, "Claims"), arising from a breach of this agreement by or any conduct in connection with this Agreement by the indemnifying party (including such party's Affiliates, and their officers, directors, employees, agents, and contractors). Customer further agrees to defend, indemnify, and hold harmless AT&T, its Affiliates, and their former, current, and future officers, directors, employees, agents, successors, and assigns, from and against any Claims of End Users. Notwithstanding the foregoing, the obligations of both Customer and AT&T to defend, indemnify, and hold harmless shall not apply to the extent such claims result from the other party's negligence or willful misconduct.

        Within ten days after being notified of any Claims to which these indemnification obligations may apply, the party receiving such notice shall notify the party from whom the indemnification is sought (the "Indemnifying Party"), and shall give reasonable opportunity to the Indemnifying Party to defend the claim at its own expense and with counsel of its own selection; provided, however, that the party seeking indemnification shall at all times have the right to participate fully, at its own expense, in the defense of and to approve any settlement of the Claims.

        If the Indemnifying Party, within 30 days after notice, shall fail to accept defense of the Claims, then the party seeking indemnification shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the Claims on


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

behalf, for the account, and at the risk of the Indemnifying Party. If the Claims cannot by their nature be defended solely by one party, the other party shall make available all information and assistance that may reasonably be requested, regardless of any obligations to indemnify hereunder.

        12.2 INSURANCE.

        Customer shall keep in full force and effect a policy of public liability, personal injury, property damage, and contractual liability insurance with respect to the business operated by Customer, which insurance shall cover each occurrence in an amount not less than $1,000,000 and shall cover property damage in an amount not less than $500,000.00. Such policy or policies shall name AT&T as an additional insured and shall be procured from an insurance carrier reasonably acceptable to AT&T. Upon request, Customer shall furnish AT&T with a certificate evidencing such insurance. Such insurance shall provide that the insurer will not cancel, materially alter, or allow such insurance to expire without first giving AT&T thirty (30) days prior written notice.

SECTION 13. NO WARRANTIES

        AT&T SUPPLIES A SERVICE, AND NOT GOODS. AT&T MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICE OR THE PERFORMANCE OF ANY OBLIGATIONS HEREUNDER INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ALL SUCH WARRANTIES ARE EXPRESSLY EXCLUDED. AT&T IS NOT THE MANUFACTURER OF ANY CUSTOMER EQUIPMENT AND MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT THERETO. TO THE EXTENT AT&T PROVIDES ACCESS TO INFORMATION PROVIDED BY OTHER SOURCES, AT&T ACCEPTS NO LIABILITY FOR AND MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONTENT THEREOF. CUSTOMER HAS NOT RELIED ON AND WILL NOT CLAIM THAT IT IS ENTITLED TO THE BENEFITS OF ANY REPRESENTATIONS, PROMISES, DESCRIPTION OF SERVICES OR OTHER STATEMENT NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT.

SECTION 14. LIMITATION OF LIABILITY

        14.1 NO CONSEQUENTIAL DAMAGES. NEITHER PARTY WILL BE LIABLE TO THE OTHER (OR ITS END USERS, CUSTOMERS OR ANY THIRD PARTY) FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF SUCH PARTY'S FAILURE TO PERFORM UNDER THIS AGREEMENT. NOTHING IN THIS SECTION 14.1 WILL LIMIT A PARTY'S OBLIGATION TO FULLY INDEMNIFY THE OTHER UNDER SECTION 12 FOR ACTIONS BROUGHT BY THE INDEMNIFYING PARTY'S CUSTOMERS, END USERS OR BY ANY THIRD-PARTY, EVEN IF SUCH ACTIONS INCLUDE CLAIMS FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

        14.2 LIMITATION OF ACTIONS. EXCEPT FOR ACTIONS ARISING IN CONNECTION WITH SECTION 12, NEITHER PARTY MAY BRING A LEGAL ACTION WITH RESPECT TO THIS AGREEMENT MORE THAN TWENTY-FOUR (24) MONTHS AFTER THE CAUSE OF ACTION ACCRUES.


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        14.3 LIABILITY CAP. EXCEPT FOR LIABILITIES ARISING UNDER SECTION 12, THE
AGGREGATE LIABILITY OF AT&T FOR CLAIMS RELATING TO THIS AGREEMENT, WHETHER FOR BREACH OR IN TORT, WITH RESPECT TO CUSTOMER, END USERS, OR OTHER USERS OF
SERVICE OR FACILITIES, WILL NOT EXCEED THE AMOUNT PAID BY CUSTOMER TO AT&T IN
THE TWO MONTH PERIOD PRECEDING THE DATE THE CLAIM AROSE.

        14.4 PARTY. FOR THE PURPOSES OF THIS SECTION 14, "PARTY" MEANS THE PARTY, ITS SUBSIDIARIES AND AFFILIATES AND THEIR RESPECTIVE OWNERS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, REPRESENTATIVES, SUBCONTRACTORS AND SUPPLIERS.

        14.5 SECURITY. ALTHOUGH THE LAW GENERALLY PROHIBITS THIRD PARTIES FROM MONITORING CELLULAR TRANSMISSIONS, AT&T CANNOT GUARANTY THE SECURITY OF DATA TRANSMISSIONS. AT&T SHALL NOT BE LIABLE FOR ANY LACK OF SECURITY RELATING IN ANY WAY TO USE OF THE SERVICE OR CUSTOMERS OR ITS END USERS DATA TRANSMISSIONS. CUSTOMER AGREES THAT AT&T SHALL NOT BE LIABLE FOR DISCLOSURES AS A RESULT OF USE OF THE SERVICE.

SECTION 15. CONFIDENTIALITY

        15.1 CONFIDENTIAL INFORMATION. During the term of this Agreement either party may (but shall not be obligated to) disclose to the other information which is considered proprietary or confidential by the disclosing party. Without the disclosing party's specific prior written consent, disclosure shall not be made to a third party (including but not limited to End Users) of any information which is designated confidential or proprietary and which is supplied by one party to the other party; and which information is not otherwise generally available to the public or is not already known to the other party; provided, however, either party may disclose such information in compliance with court processes or similar agency requirements if the other party has been given ten days prior written notice of the proposed disclosure or as much notice as is reasonably possible if the situation does not permit such ten (10) day notice. The parties agree that equitable relief is available for any breach or threatened breach of this Section 15.

        15.2 ADDITIONAL PROTECTION OF CONFIDENTIAL INFORMATION. In the performance of this Agreement, AT&T's Affiliates, officers, directors, agents and employees may come into possession of information about Customer's End Users, including but not limited to Numbers and usage or other forms of identification of End Users. Neither AT&T nor any person or entity obtaining such information by or through AT&T may use any such information except as required to provide Service to Customer under this Agreement. However, any information independently developed by AT&T which includes End User data may be used by AT&T at its sole discretion. Such information shall be treated as Customer proprietary information pursuant to Section 15.1 above.

SECTION 16. NOTICES

        All notices, consents, approvals and other communications required or permitted to be given or made hereunder (a "notice") will be in writing and will be delivered (i) personally (if to a corporation, to an officer; if to a partnership, to a partner; if to a limited liability company, to a member or manager); (ii) by private overnight courier; (iii) by facsimile transmission; or
(iv) by registered or
certified mail, sent to the recipient's address or facsimile telephone number and attention of the individual as set forth following the signature lines hereto, or to the registered agent of the recipient in the recipient's state of incorporation or formation, or such other address or facsimile telephone number or individual as may be specified by notice. All notices will be deemed to have been given on (i) the date of receipt if delivered personally or by private overnight courier; (ii) the date of transmission with confirmation of successful transmission by the sender's equipment if transmitted by facsimile transmission; or (iii) the third day following posting if transmitted by registered or certified mail. Any notice received after 5:00 p.m. local time in the city and state where delivered shall be deemed to have been made on the next business day.

SECTION 17. ASSIGNMENT

        Except as provided in this Section, neither party may assign or transfer this Agreement, or its rights or obligations hereunder, without the prior written consent of the other party. Either party may assign this Agreement, without the other's consent, to (i) any Affiliate of the assignor, or (ii) any person or entity that acquires the assignor or substantially all of the assignor's business through any merger, consolidation or stock or asset purchase; provided that the assignee agrees in writing to be bound by the provisions of this Agreement. In addition, AT&T may assign certain of its rights and obligations under this Agreement without Customer's consent.

SECTION 18. NO AGENCY

        AT&T and Customer are independent contracting parties. This Agreement does not create any partnership, joint venture or agency relationship between the parties.

SECTION 19. MARKS

        19.1 Customer recognizes the right, title and interest of AT&T and its respective Affiliates in and to all service marks, trademarks and trade names used by any of them in connection with the Service (the "Marks"). Customer agrees not to engage in any activities or commit any acts, directly or indirectly, which may contest, dispute, or otherwise impair such right, title, and interest of AT&T and its respective Affiliates therein. Customer will not gain any property rights to the Marks by virtue of this Agreement and will not use any Marks without AT&T's prior written consent.

        19.2 AT&T recognizes the right, title and interest of Customer and its respective Affiliates in and to all service marks, trademarks and trade names used by any of them in connection with the Service (the "Customer Marks"). AT&T agrees not to engage in any activities or commit any acts, directly or indirectly, which may contest, dispute, or otherwise impair such right, title, and interest of Customer and its respective Affiliates therein. AT&T will not gain any rights to the Customer Marks by virtue of this Agreement and will not use any Customer Marks without Customer's prior written consent.

        19.3 Neither party will engage in any activity that may be harmful to the other party's goodwill or may reflect unfavorably on its marks. This prohibition includes, without limitation, the commission of any unfair trade practice, the publication of any false, misleading or deceptive advertising, or the commission of any fraud or misrepresentation.

        19.4 All advertising and promotional activities conducted by Customer will be completely factual and ethical, and Customer shall be solely responsible for the content thereof, whether or not reviewed by Company.

SECTION 20. ABUSE; INTERFERENCE

        20.1 ABUSE OR FRAUDULENT USE. Service to a Number may be restricted according to procedures set forth in this Section 20 if there is abuse or fraudulent use thereof. Abuse and fraudulent use of Service include, but are not limited to:

               (i) Attempting or assisting another to access, alter, or interfere with the communications of and/or information about another wireless customer;

               (ii) Tampering with or making an unauthorized connection with any AT&T facilities;

               (iii) Subscription Fraud;

               (iv) Using Service in such a manner so as to interfere unreasonably with the use of Service by one or more other wireless customers or End Users or to interfere unreasonably with AT&T's ability to provide Service;

               (v) Using Service to convey information which is obscene, salacious, prurient, or unlawful; and

               (vi) Unauthorized Access.

        Customer agrees to make good faith efforts to minimize abuse or fraudulent use as described above, to promptly report to AT&T any such abuse or fraudulent use of which Customer becomes aware, and to cooperate in any investigation or prosecution initiated by AT&T.

        20.2 CANCELLATION OF SERVICE TO END USER. AT&T may require Customer to cancel the right to market or use Service by any of its agents or End Users abusing or fraudulently marketing or using Service. However, if Customer has requested advance notice of cancellation as provided in AT&T's procedures, AT&T will not cancel Service until receipt of Customer's notice. For so long as AT&T acts in good faith under this Section, Customer shall indemnify and hold AT&T harmless as set forth in Section 12.1 against any Claims arising therefrom.

        20.3 LIABILITY FOR ABUSE OR FRAUDULENT USAGE. Customer shall be liable for charges or other costs or damages resulting from abuse or fraudulent use as described below.

               20.3.1 Customer shall have full liability for charges, costs or damages resulting from Subscriber fraud, or from Customer or any of Customer's employees, agents or End Users, either negligently or intentionally facilitating the abuse or fraudulent use which shall include, without limitation, any failure to give prompt notice of suspected abuse or fraudulent use based on information available to Customer.

               20.3.2 If at any time AT&T or Customer reasonably suspects that any Number(s) may be, has been, or is being used to abuse or fraudulently obtain use of Service, and AT&T is permitted to terminate Service to that Number(s) immediately upon AT&T's discovery and without prior notice to Customer, Customer shall have no liability for abuse or fraudulent use charges, costs or damages incurred after AT&T's discovery, provided Customer has not asked for notice pursuant to Section

20.3.3 AT&T shall use reasonable efforts to provide prompt subsequent notice of termination of Service to Customer during business hours.

               20.3.3 Customer may notify AT&T in writing that it elects to receive advance notice of the cessation of Service to Numbers as the result of suspicions of abuse or fraudulent use. In such case, commencing at the time AT&T determines, or Customer claims it suspects, that a Number may be, has been, or is being used for abuse or fraudulent use, Customer shall bear full liability for any further usage of the Number until one (1) hour after the Customer notifies AT&T of its request to terminate Service with respect to such Number.

               20.3.4 In the event Customer determines that charges, costs or damages on an invoice are the result of Unauthorized Access which was not previously discovered by the parties, Customer shall not be liable for such Unauthorized Access if Customer provides AT&T with clear and convincing evidence of the Unauthorized Access, such as: (i) call detail information for the End User's account; and (ii) a statement by Customer that it has thoroughly investigated the alleged Unauthorized Access and that it will cooperate reasonably in obtaining affidavits or other required documentation required for any prosecution of the person fraudulently using the Service. AT&T may require affidavits prior to issuing any credits if Customer does not comply with this Section. Such investigation by Customer should include contacting or attempting to contact a sufficient number of recipients of calls at issue of each End User so as to establish a reasonable basis for inferring that the remainder of such calls were the result of unauthorized access.

SECTION 21. ARBITRATION; JURISDICTION; GOVERNING LAW

        21.1 STATE LAW. The validity, construction, and performance of this agreement shall be governed by and interpreted in accordance with the laws of the state of Washington.

        21.2 COURT PROCEEDINGS/VENUE. The parties hereby consent to the sole and exclusive jurisdiction and venue of the state and federal courts located in King County, Washington.

        21.3 ATTORNEY'S FEES. In the event an action is commenced by either party to enforce the terms of this Agreement, the substantially prevailing party in such action shall be entitled to its reasonable costs and attorneys' and expert witness' fees incurred therein through appeal. For purposes of this Section, the efforts of in-house attorneys and their staff shall be valued at rates prevailing in the market for private practitioners.

SECTION 22. GENERAL

        22.1 WAIVER. The waiver of any provision or default of this Agreement will not constitute a waiver of any other provision or default. If any provision of this Agreement is deemed to be unenforceable, the remaining provisions will remain in full force and effect.

        22.2 SEVERABILITY. Should any part of this Agreement for any reason be declared invalid by court order or by any regulatory agency, such order shall not affect the validity of any remaining portion; and the remaining portion of the Agreement shall continue in full force and effect unless such order materially alters the nature of the obligations of either party hereto. In such event, this Agreement shall immediately terminate.

        22.3 ENTIRE AGREEMENT. This Agreement, together with its attached Exhibits, sets forth the entire agreement between the parties concerning the subject matter hereof. Any amendment or modification to this Agreement will be effective only if made in writing and signed by both parties. Provided, however, this Agreement shall be deemed automatically amended to the extent inconsistent with any federal, state or local law, regulation, court order or tariff required to be filed by AT&T.

        22.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute an original agreement, but all of which together shall constitute one and the same instrument.

        22.5 COMPLIANCE WITH LAWS. AT&T and Customer shall at all times comply in all material respects with all laws, rules and regulations applicable to the performance of this Agreement. In the event that the Service is or becomes subject to any Federal, state, or local regulation or tariff, then those provisions shall be deemed amended immediately as may be required under such regulation or tariff.

        22.6 AMENDMENTS. This Agreement may be amended only by a written instrument executed by both parties.

        22.7 PREPARATION OF AGREEMENT. This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation or drafting.

SECTION 23. INDEPENDENT INVESTIGATION

        AT&T and Customer acknowledge they have read this Agreement and understand and accept the terms, conditions, and covenants contained herein. Customer acknowledges and understands that AT&T may at any time also be engaged directly or indirectly through other resellers and through dealers or outlets of any kind, in soliciting potential Subscribers for the Service or other services or products. Customer acknowledges that it understands that it will not obtain any exclusive rights under this Agreement, either with respect to a --- territory or otherwise Customer also acknowledges and understands that AT&T may sell the Service to others who may resell it. Customer has independently investigated the business of providing wireless data service and the profitability (if any) and risks thereof and is not relying on any representation, guarantee, or statement of AT&T other than as set forth in this Agreement.

        Customer also acknowledges that AT&T does not represent: (i) the amount of profits, net or gross, that Customer can expect from its operations under this Agreement or that Customer will derive income from the sale of AT&T's services under this Agreement; (ii) that AT&T will refund any payments made by Customer to AT&T under this Agreement except as otherwise provided herein;(iii) AT&T will provide a sales or marketing program that will enable Customer to derive income under this agreement.

        Customer further acknowledges that, except as specifically set forth in this Agreement, AT&T does not make any representations regarding: (i) the quantity or quality of service to be sold by Customer; (ii) the provision by AT&T to Customer of training and management assistance; (iii) the size (other than the geographic area), choice, potential, or demographic nature of the area in which AT&T's service is available or the number of other dealers or reselling customers that are or may in the future operate in that area; (iv) the termination, transfer, or renewal provisions of this Agreement other than as set forth in the Agreement; or (v) the sponsorship or participation of a primary marketer of trademark products or services in Customer's operations under this Agreement other than as may be set forth in this Agreement.

        AT&T acknowledges that Customer may at any time solicit potential customers for wireless data service provided by Customer directly or indirectly through business relationships with entities competing with AT&T.


CUSTOMER: OmniSky Corp              AT&T WIRELESS SERVICES NATIONAL ACCOUNTS,
                                    INC., AS AGENT FOR CERTAIN OF ITS AFFILIATES

By /s/ Signature Illegible          By /s/ Signature Illegible
Its:                                Its: SR. VP

                                    EXHIBIT A

                                   APPLICATION

Customer will offer end-users CDPD service on handheld devices in order to access the internet and to provide certain internet-based content and applications. Through integration and customization Customer will offer the user a simple integrated solution from a single source that provides hardware, service and support.

                                    EXHIBIT B

                                  SERVICE AREA

Customer can receive Service in the following MSAs:

ARIZONA:              Phoenix*, Tucson*

CALIFORNIA:           Fresno, Sacramento, San Diego*, San Francisco*, San Jose*,
                      Bakersfield*

COLORADO:             Denver

CONNECTICUT:          Bridgeport*, Hartford*, New Haven*, New London/Norwich*

DELAWARE:             Wilmington*, Dover*

FLORIDA:              Orlando, Tampa/St. Petersburg, West Palm Beach/Boca Raton

                      Miami/Ft. Lauderdale, Lakeland/Winter Haven*

ILLINOIS:             Chicago*

INDIANA:              Gary*, Indianapolis*

KENTUCKY:             Louisville*

MARYLAND:             Baltimore*, Frederick*

MASSACHUSETTS:        Boston*, Worcester*

MICHIGAN:             Detroit*

MINNESOTA:            Minneapolis/St. Paul

MISSOURI:             St. Louis*

NEVADA:               Las Vegas, Reno

NEW HAMPSHIRE:        Manchester*

NEW JERSEY:           Atlantic City*, Trenton*, Long Branch*, New Brunswick*,
                      Ocean City*, Vineland

NEW MEXICO:           Albuquerque*, Las Cruces*

NEW YORK:             New York

NORTH CAROLINA:       Charlotte*, Raleigh*

OHIO:                 Cincinnati*, Columbus*, Dayton*, Cleveland*, Akron*,
                      Canton*

OKLAHOMA:             Oklahoma City, Tulsa

OREGON:               Portland

PENNSYLVANIA:         Pittsburgh, Allentown*, Philadelphia*

SOUTH CAROLINA:       Columbia*, Greenville*

TENNESSEE:            Memphis*, Nashville*

TEXAS:                Austin, Dallas/Ft. Worth, San Antonio, El Paso*, Houston*,
                      Galveston*

UTAH:                 Salt Lake City

VIRGINIA:             Newport News*, Richmond*, Norfolk*

WASHINGTON:           Seattle/Everett, Tacoma

WASHINGTON D.C.*

*Non-AT&T Markets.

                                    EXHIBIT C

                                  SERVICE PLAN

                                  DEFINITIONS:

AT&T MARKETS: Markets where AT&T provides Service directly, as indicated on Exhibit B.

NON AT&T MARKETS: Markets where Service is available through AT&T's intercarrier agreements, as indicated on Exhibit B.

                                  SERVICE PLAN:

MONTHLY ACCESS FEE:

Customer will pay a Monthly Access Fee for each Number activated on AT&T's Service. This fee is pro-rated on a daily basis for periods of less than one month in which a Number is active. The amount of the fee varies based upon the number of End Users active on AT&T's Service as of the end of the month. At all levels, the first 1000 kilobytes of Service ("Included Kilobytes") in any month are included. Unused monthly Included Kilobytes cannot be carried over to any subsequent month. Included Kilobytes are calculated on an aggregate basis across all End Users active on AT&T's Service as of the end of the month.

        Number of Active End Users                    Monthly Fee Per End User
        --------------------------                    ------------------------
             0 - 10,000                                          $26.50
             10,001 - 30,000                                     $26.50
             30,001 - 50,000                                     $22.00
             50,001 - 100,000                                    $17.50
             100,001 +                                           $14.00

USAGE CHARGES:

Usage charges are assessed on a per kilobyte basis after the first 1000 in any month and varies based upon the number of End Users active on AT&T's Service as of the end of the month.

        Number of Active End Users                  Usage Charge per Kilobyte
        --------------------------                  -------------------------
                   0 - 10,000                       AT&T Markets:     $.03
                                                    Non-AT&T Markets: $.05

               10,001-30,000                        AT&T Markets:     $.03
                                                    Non-AT&T Markets: $.05

              30,001 - 50,000                       AT&T Markets:     $.025
                                                    Non-AT&T Markets: $.05

              50,001 - 100,000                      AT&T Markets:     $.02
                                                    Non-AT&T Markets: $.05

              100,001 +                             AT&T Markets:     $.015
                                                    Non-AT&T Markets: $.05

CHARGE CAP:

During the period from November 15th 1999 to April 30th 2000 the total aggregate of usage charges and access fees shall not exceed $50 per User per month for the first 5000 Users. E.g.: If there are 3,000 subscribers signed up in a given month charges for that month excluding assignment fees, shall not exceed $150,000. Additional Users beyond the first 5000 will be charged as stated in the table above.

Customer will provide AT&T with 75 accounts, at no charge, to be used for employee and demonstration purposes. AT&T will provide the IP addresses and Wireless Data Units to be used with these accounts.

ASSIGNMENT FEE: A one-time fee will be charged for every new Number at the time activated by Customer. This fee varies based upon the number of End Users active on AT&T's Service as of the end of the month.

        Number of Active End Users                        Assignment Fee
        --------------------------                        --------------
                    0 - 10,000                                 $5.00
               10,001 - 30,000                                 $5.00
               30,001 - 50,000                                 $3.00
               50,001 - 100,000                                $2.50
               100,001 +                                       $0.00

CANCELLATION FEE: No cancellation fee will be assessed upon deactivation of Numbers.

BILLING GUIDELINES:

        1. General. AT&T will bill Customer on a monthly basis for Service furnished under this Agreement, including regular monthly Service charges and usage charges for all data transmissions processed through the Number. Usage charges include charges on a per kilobyte basis for transmissions that are sent or received by Wireless Data Units programmed with a Number assigned to Customer. Usage charges may also include charges for additional services offered by AT&T which Customer may subscribe to at rates determined by AT&T from time to time.

        2. Access Charges. Access charges are billed monthly in arrears. Usage charges are billed monthly in arrears. If AT&T agrees to provide Service features to Customer, AT&T reserves the right to charge a reasonable fee for adding or deleting Service features.

        3.      Measurement. The measurement of a transmission is in kilobytes.

        4. Discounts. All volume and off peak discounts will be applied to Customer's Account for the current billing cycle.

        5. Additional Charges: State surcharges may be charged to Customer in addition to the charges under all Rate Plans.

        6. Loss of Registration. Registration may be "lost" (i.e., involuntarily disconnected) for a variety of reasons, including atmospheric conditions, topography, weak batteries, system over capacity, movement outside a service area, and gaps in coverage within a service area. Loss of registration may result in retransmissions and additional usage charges.

MINIMUM NUMBER REQUIREMENTS: Customer shall maintain, within nine months of the date of this Agreement, a minimum of [***] active Numbers.

FAILURE TO MEET MINIMUM NUMBER REQUIREMENTS: In the event Customer fails to achieve the minimum Number requirements at any time after the dates set forth in this Exhibit C, Customer shall pay to AT&T in addition to all other amounts due the difference between Customer's actual Numbers and the required minimum Numbers times $[***] for each month in which Customer fails to achieve such minimum. Continued failure to meet Minimum Number Requirements shall give rise to AT&T's right to terminate under Section 10.2

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

                                    EXHIBIT D

                              END USER DISCLOSURES

1. [END USER] EXPRESSLY UNDERSTANDS AND AGREES THAT IT HAS NO CONTRACTUAL RELATIONSHIP WHATSOEVER WITH THE UNDERLYING WIRELESS SERVICE CARRIER AND THAT [END USER] IS NOT A THIRD PARTY BENEFICIARY OF ANY AGREEMENT BETWEEN [CUSTOMER] AND UNDERLYING CARRIER. IN ADDITION, [END USER] EXPRESSLY UNDERSTANDS AND AGREES THAT THE UNDERLYING CARRIER SHALL HAVE NO LEGAL, EQUITABLE, OR OTHER LIABILITY OF ANY KIND TO [END USER]. IN ANY EVENT, REGARDLESS OF THE FORM OF THE ACTION, WHETHER FOR BREACH OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY IN TORT OR OTHERWISE, [END USER's] EXCLUSIVE REMEDY AND THE TOTAL LIABILITY OF THE UNDERLYING CARRIER ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT, FOR ANY CAUSE WHATSOEVER, INCLUDING BUT NOT LIMITED TO ANY FAILURE OR DISRUPTION OF SERVICE PROVIDED HEREUNDER, IS LIMITED TO PAYMENT OF DAMAGES IN AN AMOUNT NOT TO EXCEED THE AMOUNT PAID BY [CUSTOMER] TO [THE UNDERLYING CARRIER] FOR THE SERVICES DURING THE TWO MONTH PERIOD PRECEDING THE DATE THE CLAIM AROSE.

2. [END USER] SHALL INDEMNIFY AND HOLD HARMLESS THE UNDERLYING WIRELESS SERVICE CARRIER SUPPLYING SERVICES TO [CUSTOMER] AND ITS OFFICERS, EMPLOYEES, AND AGENTS AGAINST ANY AN ALL CLAIMS, INCLUDING WITHOUT LIMITATION CLAIMS FOR LIBEL, SLANDER, OR ANY PROPERTY DAMAGE, PERSONAL INJURY OR DEATH, ARISING IN ANY WAY DIRECTLY OR INDIRECTLY IN CONNECTION WITH THIS AGREEMENT OR THE USE, FAILURE TO USE, OR INABILITY TO USE THE NUMBER EXCEPT WHERE THE CLAIMS RESULT FROM THE UNDERLYING CARRIER'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THIS INDEMNITY SHALL SURVIVE THE TERMINATION OF THE AGREEMENT.

3. [END USER] HAS NO PROPERTY RIGHT IN ANY NUMBER ASSIGNED TO IT, AND UNDERSTANDS THAT ANY SUCH NUMBER CAN BE CHANGED FROM TIME TO TIME.

4. [END USER] UNDERSTANDS THAT [CUSTOMER] AND THE UNDERLYING CARRIER CANNOT GUARANTY THE SECURITY OF DATA TRANSMISSIONS, AND WILL NOT BE LIABLE FOR ANY LACK OF SECURITY RELATING TO THE USE OF THE SERVICES OR THE TRANSMISSION OF DATA.